Exhibit 5.1

633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Tel:+213.485.1234 Fax:+213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
December 11, 2007		Barcelona	New Jersey
		Brussels	New York
		Chicago	Northern Virginia
On Assignment, Inc.		Frankfurt	Orange County
26651 West Agoura Road		Hamburg	Paris
Calabasas, California 91302		Hong Kong	San Diego
		London	San Francisco
Re:	Registration Statement on Form S-8 of On	Los Angeles	Shanghai
	Assignment, Inc.; 220,024 shares of Common	Madrid	Silicon Valley
	Stock, par value $0.01 per share.	Milan	Singapore
		Moscow	Tokyo
		Munich	Washington, D.C.

Ladies and Gentlemen:

We have acted as special counsel to On Assignment, Inc., a Delaware corporation (the “Company”), in connection with the registration of an aggregate of 220,024 shares of common stock, $0.01 par value per share (the “Shares”) issuable pursuant to the On Assignment, Inc. Nonqualified Inducement Stock Option Grant Agreement with Michael McGowan, and the On Assignment, Inc. Nonqualified Inducement Stock Option Grant Agreement with James Brill (collectively, the “Plans”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of June 4, 2003 between the Company and U.S. Stock Transfer Corporation, as rights agent.  The Shares and associated Rights are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 11, 2007 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by, and subject to the conditions of, the Plans and the Rights Agreement, the issue and sale of the Shares and associated Rights will have been duly authorized by all necessary corporate action of the Company, and the Shares and associated Rights will be validly issued, and the Shares will be fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing.  Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement.  It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP